SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                  Goldcorp Inc.
                                (Name of Issuer)


                           Class A Subordinate Voting
                         (Title of Class of Securities)


                                    038095610
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    038095610                13G                   Page 2 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Bank Investment Managment Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY       N/A
OWNED BY EACH
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER
                   N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     Foreign Investment Adviser which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    038095610                13G                   Page 3 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RT Investment Management Holdings Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY       N/A
OWNED BY EACH
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER
                   N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    038095610                13G                   Page 4 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Royal Trust Company
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY       N/A
OWNED BY EACH
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER
                   N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Trust Company which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.    038095610                13G                   Page 2 of 15 Pages

________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Royal Mutual Funds Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally
     incorporated company)
________________________________________________________________________________
              5.   SOLE VOTING POWER


NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY       N/A
OWNED BY EACH
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER


              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER
                   N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     N/A
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Investment Adviser which received SEC no-action relief to file on
     Schedule 13G as a "Qualified Institutional Investor"
________________________________________________________________________________

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a) Name of Issuer:
          Goldcorp Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          Goldcorp Inc
          2700, 145 King St. West
          Toronto, Ontario
          Canada M5H 1J8
          (416) 865-0326

Item 2(a) Name of Person Filing:

          1. Royal Bank Investment Management Inc. ("RBIM")
          2. RT Investment Management Holdings Inc. ("RTIM")
          3. The Royal Trust Company ("RT")
          4. Royal Mutual Funds Inc. ("RMFI")

Item 2(b) Address of Principal Business Office or, if None, Residence:

          1. Royal Bank Investment Management Inc.
             Royal Trust Tower, P.O. Box 121
             77 King Street West, Suite 3800
             Toronto, Ontario M5K 1H1

          2. RT Investment Management Holdings Inc.
             Royal Trust Tower, P.O. Box 97
             77 King Street West, Suite 3900
             Toronto, Ontario M5K 1G8

          3. The Royal Trust Company
             Royal Trust Tower, P.O. Box 7500, Station A
             77 King Street West, 6th Floor
             Toronto, Ontario M5W 1P9

          4. Royal Mutual Funds Inc.
             Royal Trust Tower, P.O. Box 7500, Station A
             77 King Street West
             Toronto, Ontario M5W 1P9


Item 2(a) Citizenship:
          Canada

Item 2(d) Title of Class of Securities:
          Class A Subordinate Voting

Item 2(e) CUSIP Number:
          038095610

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        1. Royal Bank Investment Management Inc. is Foreign
           Investment Adviser which received SEC no-action relief to file on Schedule 13G as a Qualified
           Institutional Investor.

        2. RT Investment Management Holdings Inc. is a
           Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a Qualified Instutitional Investor.

        3. The Royal Trust Company is a Foreign Trust Company which received SEC no-action relief to file on
           Schedule 13G as a Qualified Instutitional
           Investor.

        4. Royal Mutual Funds Inc. is a Foreign Investment
           Adviser which received SEC no-action relief to file on
           Schedule 13G as a Qualified Instutitional
           Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

            1. RBIM  - N/A

            2. RTIM  - N/A

            3. RT  - N/A

            4. RMFI - N/A

         (b) Percent of class:

            1. RBIM  - N/A

            2. RTIM  - N/A

            3. RT  -  N/A

            4. RMFI - N/A

         (c) Number of shares as to which such person has:

            (I) Sole power to vote or to direct the vote

            (ii) Shared power to vote or to direct the vote
                     1.  RBIM  - N/A
                     2.  RTIM - N/A
                     3.  RT - N/A
                     4.  RMFI - N/A

            (iii) Sole power to dispose or to direct the disposition of

            (iv) Shared power to dispose or to direct the disposition of
                     1.  RBIM  - N/A
                     2.  RTIM - N/A
                     3.  RT - N/A
                     4.  RMFI - N/A

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

      N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Please see attached Exhibit A, Disclosure Respecting Subsidiaries.

Item 8.  Identification and Classification of Members of the Group.

      N/A

Item 9.  Notice of Dissolution of Group.

      N/A

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                             SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 13, 2001
                              -----------------------------
                                        (Date)


                              /s/ Mark L. Arthur
                              -----------------------------
                                       (Signature)


                              Mark L. Arthur / President,
                              Royal Bank
                              Investment Management Inc.
                              -----------------------------
                                       (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 13, 2001
                              -----------------------------
                                        (Date)


                              /s/ Jennifer I. Lederman
                              -----------------------------
                                      (Signature)


                              Jennifer I. Lederman / Senior
                              Vice-President,
                              RT Investment Management
                              Holdings Inc.
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 13, 2001
                              -----------------------------
                                         (Date)


                              /s/ Jennifer I. Lederman
                              -----------------------------
                                       (Signature)


                              Jennifer I. Lederman /
                              Authorized Signatory
                              The Royal Trust Company
                              -----------------------------
                                      (Name/Title)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 13, 2001
                              -----------------------------
                                        (Date)


                                   /s/ M. George Lewis
                              -----------------------------
                                       (Signature)


                              M. George Lewis/ President & CEO,
                              Royal Mutual Funds Inc.
                              -----------------------------
                                       (Name/Title)